                                                                Exhibit 10.12

                                                                CONFIDENTIAL

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                                MARKETING AGREEMENT

THIS AGREEMENT entered into effective as at the ____ day  of July, 1998


BETWEEN:

               MCI SYSTEMHOUSE CORP.
               a corporation incorporated under the laws of Delaware, having its principal place of business at 3 Ravinia Drive, Atlanta, Georgia, 30346-2102

               (hereinafter, "MCIS")

AND:

               COMMERCE ONE, INC.
               a corporation  incorporated under the laws of California,
               having a place of business at 1600 Riviera Avenue, Walnut Creek, California 94596

               (hereinafter, "C1")


WHEREAS the parties each desire to enhance the marketability of their respective products and services;

AND WHEREAS the parties have complementary capabilities, products, and services, and it is to their mutual benefit to cooperate and work together for the purposes of providing Services as defined herein to Customers;

AND WHEREAS the parties intend to submit Proposals to Customers in an effort to secure Contracts with Customers;

AND WHEREAS MCIS and C1 each desire to define their mutual rights and obligations in connection with any joint marketing efforts, the preparation and submission of Proposals and in connection with certain matters which may arise if the Customer enters into a Contract;

NOW THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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1.0    INTERPRETATION

1.1 In this Agreement the following expressions shall, unless the subject matter or context is inconsistent therewith, have the respective following meanings:

       "ACT OF INSOLVENCY" means that a party:

       (i) institutes proceedings for its winding-up (except for reorganization), liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition seeking reorganization, readjustment, arrangement, composition or similar relief under applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee or similar officer of itself or any part of its property or makes an assignment for the benefit of creditors; or

       (ii) if a court having jurisdiction enters a decree or order for its winding up, liquidation or dissolution or adjudges it to be insolvent or enters a decree or order which remains in force, undischarged or unstayed, for a period of 20 Business Days or more approving, as properly filed, a petition seeking reorganization, readjustment, arrangement, composition or similar relief for any such party under applicable law, or the appointment of any receiver, liquidator, trustee or similar officer of any such party or all or any part of its property; or

       (iii) if any application is made with respect to it under chapter 7 or chapter 11 of Title 11 of the U. S. Code or similar or replacement legislation or if a proceeding is instituted for its winding up or a petition in bankruptcy is presented against it under a bankruptcy or similar act and such application, proceeding or petition is not dismissed, stayed or withdrawn within 20 Business Days after such party has notice or knowledge of the institution thereof.

       "AFFILIATE" of a party or other entity shall mean a corporation, partnership, joint venture or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such party or other entity.

       "AGREEMENT" means this agreement, any Schedule or Exhibit hereto, and all amendments or modifications thereto.

       "BUSINESS DAY" means any day between the hours of 8:00 a.m. and 5:00 p.m., Pacific time, other than a Saturday, Sunday or United States federal holiday.

       "C1 SOFTWARE" means the C1 software products as defined by the term "Software" in the License Agreement.

       "CONFIDENTIAL INFORMATION" means confidential or proprietary information disclosed by a party pursuant to this Agreement, as defined in the Non-Disclosure Agreement between the parties attached hereto as Schedule "B".

       "CONTRACT" means a contract entered into by either or both parties with a Customer resulting from a Proposal.

       "CUSTOMER" means an existing or potential customer or end-user of either party, for whom Services may be performed.

       "CUSTOMER OPPORTUNITY(IES)" means those opportunities to provide Services to a Customer pursuant to this Agreement, as further defined in Schedule "A" - Co-Marketing Obligations.

       "EXHIBIT(S)" means the attachments to this Agreement listed in Section
       1.6.

       "EFFECTIVE DATE" means July __, 1998.

       "INCLUDING" means "including without limitation" and is not to be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

       "LICENSE AGREEMENT" means the license agreement between the parties of even date herewith.

       "SUPPORT AGREEMENT" means the maintenance and support agreement between the parties of even date herewith.

       "PERSON" means an individual, partnership, corporation (including business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a government or any agency, department or instrumentality thereof or vice versa howsoever designated or constituted.

       "PROPOSAL" means a proposal for the provision of Services made by either or both parties to a Customer.

       "SCHEDULE(S)" means the attachments to this Agreement listed in Section 1.6.

       "SERVICES" means the products (including the C1 Software) and services to be provided through the cooperation of the parties as described herein.

       "TERRITORY" means anywhere in the world.

       "WORK PRODUCT" means all original literary, artistic, technical, or other material made, prepared, developed or produced by either party in the performance of its obligations pursuant to this Agreement including documentation, reports, manuals, and flow charts, but excluding ideas, concepts, know-how or techniques.

1.2    HEADINGS.     The division of this Agreement into Sections and the
       insertion of recitals and headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3    SINGULAR, PLURAL, GENDER.   Wherever in this Agreement the context so
       requires, the singular number shall include the plural number and vice versa and any gender herein used shall be deemed to include the feminine, masculine or neuter gender.

1.4    AGREEMENT.    The terms "hereof", "hereto", "herein", "hereunder" and
       similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto.

1.5    ENTIRE AGREEMENT.     This Agreement, together with the License Agreement
       and the Support Agreement both of even date herewith, completely and exclusively state the agreement of the parties regarding the subject matter hereof and thereof. In the event of any conflict between the terms of this Agreement and the License Agreement or the Support Agreement, the terms of such other agreement shall control with respect to the subject matter of such agreement. This Agreement supersedes, and its terms govern, all prior proposals, agreements or other communications between the parties, oral or written, regarding the subject matter of this Agreement. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of C1 and MCIS by their duly authorized representatives, and any purchase order purporting to supplement or modify the provisions hereof shall be void.

1.6    SCHEDULES.    The following are the Schedules attached to and forming
       part of this Agreement:

       Schedule "A"  - Co-Marketing Obligations
       Schedule "B"  - Non-Disclosure Agreement
       Exhibit "1"   - C1 Standard Cancellation Policy - Training

       The terms and conditions of any Schedule or Exhibit are in addition to the terms and conditions set forth in this Agreement, except where such terms and conditions of any Schedule conflict or are inconsistent with the terms and conditions of the main body of this Agreement, in which case the terms and conditions of the main body of this Agreement shall prevail in all respects, and those of the Schedules shall prevail over those of the Exhibits.

1.7 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and, in such event, any such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or intended provision within the limits of applicable law or applicable court decisions.

1.8    GOVERNING LAW.       This Agreement shall be governed in all respects by
       the laws of the United States of America and the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

1.9    DATE FOR ACTION.     In the event that any date on which any action is
       required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day unless otherwise provided in this Agreement.

1.10   CURRENCY.     All references to currency are deemed to mean United States dollars unless expressed to be in some other currency.


2.0    TERM

2.1 This Agreement shall be deemed effective as of the Effective Date and shall continue in full force and effect for an initial term of three (3) years unless earlier terminated in accordance with the terms of this Agreement. For those Customer Opportunities for which a Proposal has been submitted to the Customer prior to the termination of this Agreement, the terms of this Agreement will survive and apply to Proposals accepted by a Customer or contracts entered into with such Customer for the provision of Services within nine (9) months from the date of termination of this Agreement unless the parties otherwise mutually agree to extend such period.


3.0    RELATIONSHIP OF THE PARTIES

3.1 The parties hereby agree to collaborate in order to mutually identify and develop, subject to the terms and conditions of this Agreement, suitable Customer Opportunities. Customer Opportunities will be pursued pursuant to the requirements set forth in Schedule "A" attached hereto and incorporated herein by reference.

3.2 The parties hereto shall be deemed to be independent contractors, and the employees of one shall not be deemed to be employees of the other. Neither party shall act as the agent of the other, and neither party shall have any authority to, or shall attempt to, bind or commit the other party for any purposes. This Agreement is not intended by the parties, and shall not be deemed, to constitute or create a joint venture, joint enterprise, partnership, or formal business organization of any kind whatsoever.

3.3 Subject to any limitations set forth in Schedule A, "Co-Marketing Obligations", each party expressly understands and agrees that the other party may sell its respective products and services in the ordinary course of its business to third parties who may individually submit a proposal to a Customer.

3.4 Nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties, except as expressly provided in Section 5.0.

3.5 Neither party shall make any warranties, express or implied, concerning the performance of the Services of the other party, including without limitation fitness for a particular purpose.

4.0    RESPONSIBILITIES OF THE PARTIES

4.1 In addition to the responsibilities set forth in this Agreement, the parties agree to the additional responsibilities set out in the Schedules.

4.2 MCIS and C1 shall each use commercially reasonable efforts to formulate Proposals and do all things reasonably appropriate and necessary to secure the award of a Contract in accordance with the responsibilities outlined herein.

4.3 Each party will provide to the other for such party's use to assist, as reasonably necessary, in preparing a Proposal or in responding to subsequent inquiries from the Customer, the following:

       (i) such business information as a Customer, acting in a commercially reasonable manner, deems necessary for selecting C1 as a software supplier or MCIS as a services provider provided that this information must be requested in writing by the Customer, with a copy to both parties, and subject to Customer's execution of a non-disclosure agreement reasonably acceptable to the party providing such information;

       (ii)   technical data and information related to the Proposal;

       (iii)  drafts of relevant portions of a Proposal, if applicable;

       (iv)   prototypes and working demonstrations of its products;

       (v) reasonable cost and pricing data for its portion of the Proposal as requested by Customer, if applicable; and

       (vi)   commercially reasonable access to key personnel.

4.4 The parties agree to use reasonably commercial efforts to work with each other in all applicable areas, including but not limited to Proposal preparation, demonstration, submission and presentations to Customer, if applicable.

4.5 The parties each will designate one or more individuals within their organizations as their representative(s) responsible to direct performance of the parties' obligations under this Agreement (respectively, the "PROPOSAL CONTACTS"). The following Proposal Contacts, who may be replaced or changed upon written notice to the other party from time to time, are named for the purposes herein:

       For MCIS:            ________________
                            ________________
                            MCI Systemhouse Corp.
                            ________________
                            ________________
                            _______________, California ______
                            Fax #: ______________

       For C1:              Melissa Lynch
                            Jeff Smith
                            Commerce One, Inc.
                            1600 Riviera Avenue
                            Walnut Creek, California 94596
                            Fax #: 510-941-6060

4.6 Each party will advise the other party in a timely manner of any changes in a Customer Opportunity which may affect the other party's areas of responsibility for Services. In the event of such changes, the parties will enter into good faith negotiations to revise a Proposal to increase or decrease the Services to be performed by each party hereunder and the associated impacts on pricing; provided that in no event shall either party have the right to modify the other party's obligations under a Proposal without such party's prior written consent to such modifications.

5.0    SALES COMMISSIONS

5.1 C1 shall pay MCIS [*] of each MCI-based ECN transaction fee paid by any C1 Customer during the term of this Agreement where such Customer has not engaged MCIS to provide systems integration services. C1 shall pay MCIS [*] of each MCI-based ECN transaction fee paid by any C1 Customer during the term of the Agreement where such Customer has engaged MCIS to provide systems integration services and MCIS performs such integration services. For purposes of this Section 5.1, "MCI-based ECN transaction fee" shall mean fees, to the extent received in cash by C1, from Customers whose C1 proprietary electronic commerce networks ("ECN") are hosted by an MCIS Affiliate with respect to transactions executed over such networks. It is understood and agreed that "MCI-based ECN transaction fees" shall not include license fees, maintenance and

____________________________

[*] =CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
[*] =CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       support fees, professional service or consulting fees or any other amount not expressly included within the definition of "MCI-based ECN transaction fees" above.

5.2 With respect to any C1 licenses entered into during the term of the Agreement for which MCIS provides systems integration services (whether such services are provided as a subcontractor to C1, directly to the Customer by MCIS or by MCIS through a third party subcontractor) to the Customer, C1 shall pay MCIS (i) [*] of all such license fees payable by Customers or distributors to C1 for SAP-based accounts (i.e., accounts where the Customer has implemented, contracted to implement, or has otherwise identified that it intends to implement SAP America, Inc.'s and/or its affiliate's proprietary enterprise resource planning software solution), and (ii) [*] of all such license fees payable by Customers or distributors to C1 for all accounts that are not SAP-based accounts as defined above. For purposes of this Section 5.2, "license fees revenue" shall mean license fees payable to C1 for C1 software. It is understood and agreed that "license fees revenue" shall not include any amounts received by C1 for transaction fees, maintenance and support fees, professional service or consulting fees or any other amount not expressly included within the definition of "license fees revenue" above.

5.3 With respect to any C1 licenses entered into during the term of the Agreement which do not fall within the scope of Section 5.2 hereof, but for which MCIS or it Affiliates provided real sales and marketing support - such support including but not limited to participation in Customer presentations, sales calls, direct Customer mailings, seminars, trade shows or user group activities, - C1 shall pay MCIS (i) [*] of all such license fees payable by Customers to C1 where C1 has a contractual obligation to provide a sales agency fee or other comparable fee to another Preferred Systems Integrator, or to Ernst & Young Technology, Inc. or Cambridge Technology Partners, Inc. under either party's Sales Agency Agreement in effect as of the Effective Date; and (ii) [*] of all such license fees payable by Customers to C1 where C1 has no obligation to provide a sales agency fee or other comparable fee to another Preferred Systems Integrator or the entities identified under subsection
       (i) above.

5.4 C1 shall provide quarterly reports of commissions due pursuant to Sections 5.1, 5.2 and 5.3 hereof and shall pay MCIS any such commissions within thirty (30) days of the close of a calendar quarter.

5.5 The rates set forth in Sections 5.1, 5.2 and 5.3 hereof are determined based on C1's current business model for delivering its products and services to the marketplace. In the event of any material change to the C1 business model or pricing during the term of this Agreement, the parties agree to equitably adjust such rates in such a manner as to yield a comparable compensation to MCIS. Any such adjustment shall be effective for all transactions impacted by such change in business model or pricing.

5.6 In the event C1, pursuant to generally accepted accounting principles, writes-off as a bad debt any license fees payable by a Customer for which C1 paid a commission to MCIS pursuant to Section 5.2 or Section 5.3, then MCIS shall refund to C1 within thirty (30) days of receipt of evidence of such bad debt write-off, a PRO RATA portion of any commissions paid to MCIS pursuant to Section 5.2 or
       Section 5.3, in either case, calculated based on the ratio of the total license fees charged to the applicable Customer to the total amount of license fees to be written-off.

6.0    DISPUTE RESOLUTION

6.1 The parties hereto agree to attempt to settle any dispute, controversy or difference which may arise between or among them in connection with this Agreement or any Schedule or Exhibit attached hereto (except as otherwise expressly contemplated by this Agreement or any such Schedule or Exhibit) by good faith discussions between or among representatives designated by the parties to the dispute. During the course of the discussions between or among such representatives, the parties will comply with all reasonable requests for access to relevant information. The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. If resolution cannot be achieved by such representatives within five (5) Business Days of referral, the dispute will be referred to the senior management of both parties. During the course of the discussions between or among the senior management, the parties will comply with all reasonable requests for access to relevant information. The specific format for such discussions will be left to the discretion of the senior management but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

6.2 If resolution cannot be achieved by senior management of both parties within five (5) Business Days of referral, then arbitration may be conducted upon written notice to the other party demanding arbitration in accordance with Section 6.3 below.

6.3 Without prejudice to any party's right to seek equitable relief (including, but not limited to, injunction) from a court of competent jurisdiction, any dispute or disagreement arising between the parties in connection with this Agreement, which is not settled to the mutual satisfaction of the parties in accordance with the procedures identified under Sections 6.1 and 6.2 hereof, shall be settled by arbitration, to be conducted in San Francisco, California, in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provisions and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator(s)) shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator(s) have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder. Except where clearly prevented by the nature of the dispute, the parties shall continue performing their respective duties, obligations and responsibilities under this Agreement while the dispute is being resolved in accordance with this Section, unless and until such obligations are lawfully terminated or expire in accordance with the provisions hereof.

6.4 No action, claim or proceeding arising out of this Agreement, regardless of the form thereof, may be brought by either party more than two (2) years following the later of either the termination of this Agreement, or the date upon which the cause of action became known to the party initiating such action.


7.0    REPRESENTATIONS AND WARRANTIES

7.1    MCIS represents, warrants and covenants to C1 that:

       (i) the entering into and performance of this Agreement is not restricted or limited by, and will not result in a breach by MCIS of, any other obligations, duties, agreement or covenant to any Person;

       (ii) MCIS has the authority, unencumbered right, and full corporate power, to enter into and perform this Agreement;

       (iii) this Agreement has been duly authorized, executed and delivered by MCIS and constitutes a valid, binding and legally enforceable agreement of MCIS; and

       (iv) it shall discharge all of its obligations hereunder in a proper, efficient and business-like manner using persons with skills and experience appropriate to their function.

7.2 THE OBLIGATIONS OF MCIS EXPRESSLY STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED. WITHOUT LIMITATION, TO THE FULLEST EXTENT ALLOWABLE BY LAW, THIS EXCLUSION OF ALL OTHER WARRANTIES AND CONDITIONS EXTENDS TO IMPLIED WARRANTIES OR CONDITIONS OF NON-INFRINGEMENT, SATISFACTORY QUALITY, MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

7.3    C1 represents, warrants and covenants to MCIS that:

       (i) the entering into and performance of this Agreement is not restricted or limited by, and will not result in a breach by C1 of, any other obligations, duties, agreement or covenant to any Person;

       (ii) C1 has the authority, unencumbered right, and full corporate power, to enter into and perform this Agreement;

       (iii) this Agreement has been duly authorized, executed and delivered by C1 and constitutes a valid, binding and legally enforceable agreement of C1; and

       (iv) it shall discharge all of its obligations hereunder in a proper, efficient and business-like manner using persons with skills and experience appropriate to their function.

7.4 THE OBLIGATIONS OF C1 EXPRESSLY STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED. WITHOUT LIMITATION, TO THE FULLEST EXTENT ALLOWABLE BY LAW, THIS EXCLUSION OF ALL OTHER WARRANTIES AND CONDITIONS EXTENDS TO IMPLIED WARRANTIES OR CONDITIONS OF NON-INFRINGEMENT, SATISFACTORY QUALITY, MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

8.0    AUDITS AND REPORTS

8.1 Each party (for the purposes of this Section 8.0, the "auditing party") shall have the right upon reasonable notice to audit the records of the other party (for the purposes of this Section 8.0, the "audited party") to ensure that the audited party is in compliance with this Agreement. Any such audit shall be conducted during regular business hours at the audited party's offices, in such a manner as not to interfere with the audited party's normal business activities and only by a third party independent auditor who is a nationally recognized certified public accounting firm other than Pricewaterhouse Coopers LLP. Such independent auditor shall hold all information obtained from the audited party in confidence and shall report to the auditing party only on the compliance of the audited party with the terms of the Agreement. In no event shall audits be conducted more frequently than annually. If any such audit reveals that any amount is owed to the auditing party, the audited party shall promptly pay such amount together with any interest due. If the amount is within ten percent (10%) of the amount previously reported by the audited party, the auditing party shall pay for such audit and if the number is greater than ten percent (10%), then the audited party shall pay the reasonable costs of such audit.

8.2 Each party shall maintain complete, true and accurate accounting and business books and records regarding its activities under this Agreement in accordance with U.S. generally accepted accounting principles and such party's business practices. Each party shall retain such books and records for not less than two (2) years following the date of final payment hereunder.


9.0    INTELLECTUAL PROPERTY RIGHTS

       9.1    BRANDING.     MCIS agrees to display on a bundled C1
       Software / MCIS Service offering, or in connection with its marketing, promotion and sale of a bundled C1 Software / MCIS Service offering, one or more brands or logos provided by C1 that indicate that such offering contains technology and/or software provided by C1 (the
       "C1 Logos"). The parties acknowledge and agree that, as between MCIS and C1, C1 shall own all right, title and interest in and to the C1 Logos. The C1 Logos shall be used by MCIS in accordance with C1's guidelines for use of the C1 Logos issued in writing from time to time. C1 shall have the right to change the C1 Logos or the guidelines for use of the C1 Logos upon reasonable notice to MCIS; however, MCIS shall be entitled to phase out its previous use of the C1 Logos over a reasonable period of time not to exceed six (6) months (or such earlier time as may be requested by C1 at C1's expense). Upon C1's reasonable request, samples of all materials that may be distributed by MCIS displaying the C1 Logos shall be submitted to C1 to verify compliance with C1's guidelines for use of the C1 Logos. Subject to the foregoing, MCIS shall be permitted to brand a bundled C1 Software / MCIS Service offering using its own trademarks, service marks, trade names, logos, trade dress or other similar designations (collectively, the " MCIS Marks"). As between MCIS and C1, MCIS shall own and retain any and all rights in the MCIS Marks. C1 shall not have the right to use any MCIS Marks or other intellectual property without MCIS' express prior written consent. Except as expressly provided above with respect to the C1 Logos, MCIS shall not have the right under this Agreement to use any other C1 owned or controlled trademarks, service marks, trade names, logos, trade dress or other similar designations without C1's prior written consent.

9.2 OWNERSHIP. Except as expressly provided herein (including in Schedule A attached hereto), ownership of any Work Product or other intellectual property developed or otherwise arising pursuant to this Agreement shall be treated as prescribed by the License Agreement.

9.3 COMPETING PRODUCTS AND SERVICES. Subject to Schedule A "Co-Marketing Obligations", this Agreement shall not preclude the parties from developing materials or providing services which are competitive to the Work Product irrespective of their similarity to computer programming code, documentation or other materials or services which might be delivered pursuant to this Agreement, except to the extent any of same may infringe or misappropriate any of the other party's or its subcontractor's or supplier's patent, copyright or other proprietary rights or Confidential Information.

10.0   PUBLICITY

10.1 Except as may be required by law or by the rules, regulations or by-laws of any stock exchange or securities regulator, neither party will make any news release, public announcement, advertisement, or publicity concerning the existence or contents of this Agreement, a Proposal, any resulting Contract, or any subcontract, without the prior written approval of the other party and Customer as may be required. Any such publicity shall give due credit to the contributions of each party.

10.2   Each party will:

       (i) conduct business in a manner that reflects favorably at all times on the good name, goodwill and reputation of the other party;

       (ii) not engage or cooperate in deceptive, misleading or unethical practices or representations that are or might be detrimental to the other party or reflect adversely on the other party's products or services;

       (iii) not make any representations to anyone with respect to the specifications, features or capabilities of the other party's products or services that are inconsistent with the literature distributed by the other party, including all disclaimers contained in such literature, this Agreement or any Schedule or Exhibit hereunder;

       (iv) not make any warranty or representation in respect of the subject matter of this Agreement to anyone that would give the recipient any claim or right of action against the other party;

       (v) not infringe any patent, copyright, trade secret, trade mark or other proprietary right in connection with any published advertising or promotional materials produced by such party and provided to the other party pursuant to this Agreement; and

       (vi) indemnify and hold the other party harmless from any cost, liability and expense, including legal fees, arising out of any breach by such party of the terms of this Section 10.0.


11.0   NON-SOLICITATION

11.1 During the term of this Agreement, and for a period of one year after the termination hereof, each party agrees not to directly solicit any employee of the other who has participated in the performance of this Agreement without the prior written consent of such other party.
       However, if an employee of either party in an unsolicited manner approaches the other for potential employment, and such person was subsequently hired by the other party, such actions shall not constitute a breach.

12.0   TERMINATION

12.1 This Agreement shall automatically expire and be deemed terminated effective upon the date of the occurrence of any one of the following events, whichever shall first occur:

       (i)    mutual agreement of the parties to terminate the Agreement;

       (ii)   any Act of Insolvency by or in respect of any party;

       (iii) material breach of this Agreement by any party with such breach remaining unremedied within thirty (30) days after written notice to the breaching party specifying the nature of the breach; or

       (iv) termination of the License Agreement pursuant to Section 4(c) thereof.

12.2 In the event [*] enters into a license agreement for the license of the C1 Software and establishes a project plan (including a target "go live" date) for the implementation of such C1 Software as such business unit's electronic procurement solution during the term of the Agreement, then C1 shall have the option by giving [*] prior written notice, to terminate the Agreement at the end of the first contract year. Upon election of this option, all joint marketing funds for the applicable year (as provided in Schedule A) which are paid and which are not expended, shall be returned to the parties. In the event C1 does not elect such termination on or before the thirtieth day prior to the close of the first contract year, then C1 shall be deemed to have waived its termination option and the contract shall remain in effect for the remainder of the term. In the event of early termination under this
       Section 12.2, C1 shall pay any commissions payable pursuant to Section
       5.0 hereof for any license of the C1 Software or ECN transaction fees falling within the scope Section 5.0; provided such license is entered into or such ECN transaction fee is incurred within one (1) year of the effective date of such early termination.

12.3 In the event of MCIS' divestiture from the MCI family of companies, (including, upon successful completion of the pending merger, WorldCom), and the failure or inability of the successor to perform the services which are contemplated as part of this Agreement (whether directly or through an alliance or subcontractor) at least in substantially the same manner and with the same degree of competency as MCIS and its Affiliates prior to such divestiture during the first six (6) months after such divestiture, C1 shall have the option to terminate this Agreement; provided C1 refund any and all marketing dollars paid by MCIS or its successor for the year during which such termination takes place.


_______________________________

[*] =CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.4   The parties' rights and obligations under Section 1.0 "Interpretation",
       Section 2.0 "Term", Section 3.0 "Relationship of the Parties", Section
       6.0 "Dispute Resolution", Section 7.2, Section 7.4, Section 8.0 "Audits and Reports", Section 9.0 "Intellectual Property Rights", Section 10.1,
       Section 11.0 "Non-Solicitation", Section 12.0 "Termination", Section 13.0 "Liability", Section 14.0 "Indemnity" and Section 15.0 "General" and those provisions of the Non-Disclosure Agreement, Schedule B, that survive in accordance with the terms thereof, shall survive termination or expiration of this Agreement for any reason.


13.0   LIABILITY

13.1 NEITHER PARTY NOR ITS AFFILIATES OR SUPPLIERS WILL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2   THE PARTIES HAVE AGREED THAT THE LIMITATIONS SPECIFIED IN THIS SECTION
       13.0 WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.


14.0   INDEMNITY

14.1   C1 Indemnity.

       14.1.1 GENERAL INDEMNITY. C1 at C1's own expense, shall defend, hold harmless and indemnify MCIS, its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all claims, costs, liabilities, damages, losses or expenses (including without limitation reasonable attorneys' fees) arising from: (a) third party claims that the C1 Software or any other Services performed or delivered by C1 to MCIS, its Affiliates, or its Customers (i) infringes a copyright or other intellectual property right or misappropriates a third party's trade secret under the law of any country that is a member of the Berne Convention or (ii) infringes any valid patent issued in any country that is a party to the Paris Convention; (b) third party claims of injury to or death of any person or loss of or damage to any tangible property to the extent caused by the intentional or negligent acts or omissions of C1, its Affiliates or their respective personnel in the performance or delivery of any Services hereunder; or (c) any C1 personnel being declared to have "employee" status with respect to MCIS. MCIS or the applicable MCIS Affiliate shall: (x) promptly notify C1 in writing of the claim; (y) grant C1 sole control of the defense and all related settlement negotiations; and (z) provide C1 with the assistance, information and authority necessary to perform C1's obligations under this Section 14.1.
              C1 will reimburse MCIS' and its Affiliates' reasonable out-of-pocket expenses incurred in providing such assistance.
              To the extent any failure by MCIS or its Affiliate to perform any of the foregoing directly has an adverse impact on C1's liability to the applicable third party, C1 shall be entitled to reduce the amount of its indemnification exposure hereunder by the amount of such adverse impact. MCIS or its Affiliate may, at its own expense, be represented in such defense.

       14.1.2 EXCLUSIONS. C1 shall have no liability for any claim of infringement or misappropriation to the extent based on (i) use of other than the latest release of the C1 Software during the period of time when the infringement would have been avoided by use of the latest release; (ii) modification of the C1 Software by MCIS if the infringement would have been avoided without such modification; or (iii) the combination or use of the C1 Software furnished hereunder with materials not furnished or specified by C1 if such infringement would have been avoided by use of the C1 furnished or specified materials alone.

       14.1.3 ALTERNATIVES. In the event the C1 Software is held to, or C1 believes is likely to be held to, infringe any intellectual property right, C1 shall have the right at its sole option and expense to (i) substitute or modify the C1 Software in a manner that is functionally and operationally equivalent and noninfringing; or (ii) obtain for MCIS a license to continue using the C1 Software as provided in this Agreement; or (iii) if (i) and
              (ii) are not reasonably practicable, terminate this Agreement.

       14.1.4 EXCLUSIVE REMEDY. THE FOREGOING STATES THE SOLE AND EXCLUSIVE REMEDY OF MCIS AND THE ENTIRE LIABILITY AND OBLIGATION OF C1 WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY ARISING HEREUNDER.

14.2   MCIS Indemnity.

       14.2.1 MCIS at MCIS' own expense, shall defend, hold harmless and indemnify C1, its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all claims, costs, liabilities, damages, losses or expenses (including without limitation reasonable attorneys' fees) arising from (a) third party claims that the Services performed or delivered by MCIS to C1, its Affiliates, or its Customers (i) infringes a copyright or other intellectual property right or misappropriates a third party's trade secret under the law of any country that is a member of the Berne Convention or (ii) infringes any valid patent issued in any country that is a party to the Paris Convention; or (b) third party claims of injury to or death of any person or loss of or damage to any tangible property to the extent caused by the intentional or negligent acts or omissions of MCIS, its Affiliates or their respective personnel in the performance of any Services hereunder. C1 or the applicable C1 Affiliate shall: (x) promptly notify MCIS in writing of the claim; (y) grant MCIS sole control of the defense and all related settlement negotiations; and (z) provide MCIS with the assistance, information and authority necessary to perform MCIS' obligations under this sub-Section 14.2. MCIS will reimburse C1's and its Affiliates' reasonable out-of-pocket expenses incurred in providing such assistance. To the extent any failure by C1 or its Affiliate to perform any of the foregoing directly has an adverse impact on MCIS' liability to the applicable third party, MCIS shall be entitled to reduce the amount of its indemnification exposure hereunder by the amount of such adverse impact. C1 or its Affiliate may, at its own expense, be represented in such defense.

       14.2.2 EXCLUSIVE REMEDY. THE FOREGOING STATES THE SOLE AND EXCLUSIVE REMEDY OF C1 AND THE ENTIRE LIABILITY AND OBLIGATION OF MCIS WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT ARISING HEREUNDER

15.0   GENERAL

15.1 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

       For MCIS:            Colin Dalzell
                            MCI Systemhouse Corp.
                            777 108th Ave., NE, Suite 550
                            Bellevue, Washington  98004

                            Fax #: ______________

       For C1:              Jeff Smith
                            Commerce One, Inc.
                            1600 Riviera Avenue
                            Walnut Creek, California 94596
                            Fax #: 510-941-6060

15.2 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

15.3 ASSIGNMENT. This Agreement shall not be assigned by C1 or MCIS in whole or in part without the prior written approval of the other party, provided either party shall have the right to assign this Agreement in connection with the merger or acquisition of such party or the sale of all or substantially all of its assets related to this Agreement without such consent. Any assignment in violation of this sub-Section shall be void and of no effect. Nothing in this Section 15.3 is intended to prevent either party from subcontracting certain obligations under this Agreement to third parties for purposes of delivering Services.

15.4 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or consent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

15.5 WARRANTY. Each party acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

15.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

15.7   SUCCESSORS AND ASSIGNS.     This Agreement shall inure to the benefit of
       and be binding upon the parties and their respective successors and permitted assigns.

15.8   FURTHER ASSURANCES.         Each party agrees that upon the written
       request of the other party, it shall do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and shall cause the doing of all such acts and shall cause the execution of such further documents as are within its powers to cause the doing and execution of, as the other Party hereto may from time to time reasonably request be done and/or executed as may be reasonably necessary to give effect to this Agreement.

15.9   COMPLIANCE WITH LAWS.       Each party shall strictly comply with, and
       abide by, all consents, licenses, and permits that may exist concerning its activities and/or performance obligations under this Agreement, and each party shall perform its obligations under this

       Agreement and otherwise conduct its affairs and business in any connection with this Agreement in strict compliance with all laws, by-laws, regulations, orders, judgments and governmental rulings and decrees. Without limiting the foregoing, neither party shall attempt, or otherwise undertake, to influence the award of a Contract through any unethical, illegal, fraudulent, deceptive or misrepresentative means whatsoever.

15.10  DUE DILIGENCE.       Each party hereto acknowledges (i) the risks of its
       undertakings hereunder; (ii) the uncertainty of the benefits and obligations hereunder; and (iii) its assumption of such risks and uncertainty. Each party has conducted its own due diligence and requested and reviewed any contracts, business plans, financial documents, and other written material as in such party's opinion shall be the basis of the party's decision to enter into this Agreement.

15.11  NON-COMPETITION.     The Parties agree and confirm that the restrictions
       set out in this Agreement, including the [*] conferred herein: (i) are fair and reasonable in the commercial circumstances of this Agreement;
       (ii) reasonably protect the legitimate business interests of the parties and do not constitute any undue restraint of trade; (iii) are fair and reasonably in the interests of the parties because (a) the consideration provided to each party under this Agreement adequately and fairly compensates such party in connection with such restrictions, and (b) neither party would have entered into this Agreement but for the other party's agreement with such restrictions and that such restrictions have been an inducement to enter into this Agreement.

15.12  NO MERGER.     The parties agree and acknowledge that none of the
       warranties, representations and covenants contained in this Agreement shall merge upon either the execution and delivery of this Agreement by both parties, or upon the full payment (or any partial payments) of any monies that are due and payable hereunder and that all such warranties, representations, and covenants shall continue in full force and effect throughout the term.









_______________________________

[*] =CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

MCI SYSTEMHOUSE CORP.                        COMMERCE ONE, INC.


By:  ______________________________          By:  ______________________________

Name:     _________________________          Name:     _________________________

Title:    _________________________          Title:    _________________________

Date:     _________________________          Date:     _________________________

















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